Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Enzo Biochem, Inc. and Subsidiaries on Form S-8 to be filed on or about March 6, 2020 of our reports dated October 15, 2019, on our audits of the consolidated financial statements and financial statement schedules as of July 31, 2019 and 2018 and for each of the years in the three-year period ended July 31, 2019, and the effectiveness of Enzo Biochem, Inc.’s internal control over financial reporting as of July 31, 2019, which reports were included in the Annual Report on Form 10-K, filed October 15, 2019.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

March 6, 2020